Consent of Independent Accountants


We consent to the incorporation by reference in Post-Effective Amendment No. 48 to the Registration Statement of the USAA S&P 500 Index Fund (one of the Funds comprising USAA Mutual Fund, Inc.) on Form N-1A of our report dated February 13, 1998 on our audit of the financial statements and financial highlights of the USAA S&P 500 Index Fund and the Equity 500 Index Portfolio, which reports are included in the Annual Report to Shareholders for the year ended December 31, 1997 which are incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption Independent Accountants.


                                                /s/ Coopers & Lybrand LLP


Kansas City, Missouri
February 26, 1998